Filed Pursuant to Rule 433

Registration No. 333-163601

Free Writing Prospectus dated February 25, 2009

Sprott Physical Gold Trust

40,000,000 Units

Issuer:	Sprott Physical Gold Trust

Symbols:	PHYS (NYSE Arca), PHY.U (Toronto Stock Exchange)

Size:	US$400,000,000

Shares offered by the Issuer:	40,000,000 Units

Greenshoe offered by the Issuer:	Up to 15%

Price to public:	US$10.00 per Unit

Trade date:	February 25, 2010

Closing date:	March 3, 2010

CUSIP No.:	85207H104

Underwriters:

Morgan Stanley & Co. Incorporated
RBC Dominion Securities Inc.
BMO Nesbitt Burns Inc.
Scotia Capital Inc.
TD Securities Inc.
Canaccord Financial Ltd.
GMP Securities L.P.
Dundee Securities Corporation
HSBC Securities (Canada) Inc.

Eric Sprott, Chief Executive Officer of Sprott Asset Management LP, the Manager of the Trust, is purchasing up to 8,000,000 Units in this offering.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the prospectus may be obtained by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, New York 10014. Attention: Prospectus Department or by e-mailing prospectus@morganstanley.com, or RBC Capital Markets Corporation, Attention: Prospectus Department, Three World Financial Center, 200 Vesey Street, 8th floor, New York, New York 10281-8098 (telephone: 212- 428-6670, fax: 212-428-6260)

A copy of the registration statement and the prospectus related to this offering may be obtained at http://sec.gov/Archives/edgar/data/1477049/000104746910001332/a2196062zf-1a.htm.